Exhibit 99.1

XPO Logistics Announces First Quarter 2013 Results

Acquires Interide Logistics

Reaffirms Full Year Financial Outlook

GREENWICH, Conn.—May 7, 2013—XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter of 2013.

Total revenue was $114.0 million for the first quarter, a 155.8% increase from the same period of the prior year. Gross margin dollars increased 140.0% year-over-year to $16.3 million, and gross margin percentage was 14.3%.

Consistent with the company’s previously announced strategy, investments in long-term growth impacted results. The company reported a net loss of $14.5 million for the quarter, compared with a net loss of $2.7 million for the same period of the prior year. The first quarter net loss available to common shareholders was $15.3 million, or a loss of $0.85 per diluted share, compared with a net loss available to common shareholders of $3.4 million, or a loss of $0.36 per diluted share, for the same period of 2012.

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $9.8 million for the first quarter of 2013, compared with a loss of $3.9 million for the same period of the prior year. EBITDA includes $1.1 million and $1.0 million of non-cash share-based compensation for the first quarters of 2013 and 2012, respectively. A reconciliation of EBITDA to net income is provided in the attached financial tables.

The company had $206.2 million of cash as of March 31, 2013.

Acquires Interide Logistics

On May 6, 2013, the company acquired substantially all of the operating assets of Interide Logistics LC, a freight brokerage business with trailing 12 months revenue of approximately $28 million as of March 31, 2013. The purchase price was $3.1 million in cash and $600,000 in XPO common stock, with no assumption of debt. The acquisition is expected to be immediately accretive to earnings.

Interide Logistics serves a diversified mix of approximately 900 customers from its locations in Salt Lake City, Utah; Minneapolis-Saint Paul, Minn.; and Louisville, Ky. The operations will continue to be led by industry veteran Sean Snow, who will scale up the locations and grow Salt Lake City into a mega-branch. Snow is the former president of England Logistics, a C.R. England subsidiary that he grew to approximately $300 million in revenue before taking control of Interide in 2009.

Reaffirms Full Year 2013 Financial Outlook

The company has reaffirmed its full year outlook for an annual revenue run rate of more than $1 billion as of December 31, including at least $300 million of acquired historical annual revenue, and positive EBITDA for the fourth quarter of 2013.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “In the first quarter, we delivered a 156% increase in revenue year-over-year, and 140% more gross margin dollars. The impact of our cold-starts, sales force expansion and acquisitions – including two transactions in February – drove March revenue to a record high of $44 million. We reached a milestone of 1,000 employees in the quarter, and we plan to increase that number to 1,600 by year-end.

“Our strategy is creating momentum in the second quarter as well. This week, we acquired Interide Logistics, a well-respected brokerage business run by transportation veteran Sean Snow. Sean has a strong industry track record, and he’s excited about growing the Salt Lake City operation into an XPO mega-branch. Our eight freight brokerage cold-starts are progressing well – as of March, they had a combined annual revenue run rate of approximately $78 million. We opened a freight forwarding cold-start in Orlando this month. And we see huge potential in our new strategic accounts team led by Jeff Battle, a former Turbo Logistics executive with nearly two decades of industry experience.”

Jacobs continued, “We remain solidly on track to build XPO into a multi-billion dollar company over the next few years. We’ve reaffirmed our 2013 outlook for an annual revenue run rate of more than a billion dollars by year-end, including $300 million of acquired revenue. We also expect to achieve positive EBITDA in the fourth quarter, while continuing to make the strategic investments that will drive exceptional returns over time.”

First Quarter 2013 Results by Business Unit

•

Freight brokerage: The company’s freight brokerage business generated total revenue of $78.2 million for the quarter, an 886.8% increase from the same period of the prior year. Year-over-year revenue growth was primarily due to the acquisitions of Turbo Logistics, Kelron Logistics, Continental Freight Services and BirdDog Logistics in 2012 and Covered Logistics on February 26, 2013, as well as revenue growth from the company’s eight brokerage cold-start locations. Gross margin percentage for the freight brokerage business was 12.9% for the quarter, compared with 13.0% for the same period in 2012. The first quarter operating loss was $3.8 million, compared with an operating loss of $86,000 a year ago. The increase in 2013 operating loss primarily reflects an increase in SG&A costs for sales force expansion, technology development and training.

•

Expedited transportation: The company’s expedited services business generated total revenue of $23.9 million for the quarter, a 6.5% increase from the same period of the prior year. Revenue growth was driven by the acquisition of East Coast Air Charter on February 8, 2013. Gross margin percentage was 15.9% for the quarter, compared with 18.6% for the same period in 2012. The decrease in gross margin percentage primarily reflects a softer expedited freight environment. First quarter operating income was $753,000, compared with $1.8 million a year ago, primarily reflecting the decrease in gross margin and an increase in the number of sales and service personnel.

•

Freight forwarding: The company’s freight forwarding business generated total revenue of $16.2 million for the quarter, a 5.0% increase from the same period of the prior year. Gross margin percentage was 14.7% for the quarter, compared with 10.3% for the same period in 2012. The increase in gross margin percentage was primarily driven by company-owned conversions from independently-owned stations, and cold-starts. First quarter operating income was $372,000, a 54% increase year-over-year. The increase in operating income reflects a higher gross margin partially offset by the SG&A cost of new company-owned locations in Chicago, Houston, Los Angeles, Minneapolis, Charlotte, Atlanta and Montreal.

•

Corporate: Corporate SG&A expense for the first quarter of 2013 increased by $2.5 million to $8.7 million, compared with $6.2 million for the first quarter of 2012. The increase was primarily driven by added headcount in corporate shared services and a higher expenditure on purchased services. Corporate SG&A expense for the first quarter of 2013 included $1.1 million of non-cash share based compensation, $1.1 million of litigation-related costs, and $300,000 of acquisition-related transaction costs.

Conference Call

The company will hold a conference call on Wednesday, May 8, 2013, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-888-895-5271; international callers dial +1-847-619-6547. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpologistics.com/investors. The conference will be archived until June 7, 2013. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 34686844.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation and logistics services in North America. The company’s three business units – freight brokerage, expedited transportation and freight forwarding – use relationships with more than 22,000 ground, sea and air carriers to serve over 8,500 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. XPO is built to deliver constant growth in truck capacity, passionate service and technological innovation through 62 locations in the United States and Canada. www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) for the quarters ended March 31, 2013, and March 31, 2012. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2013 outlook with respect to annual revenue, acquisitions, fourth quarter 2013 EBITDA and the number of personnel we expect to add during 2013. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; litigation; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, including our 2013 outlook.

Investor Contact:

XPO Logistics, Inc.

Michelle Muniz, +1-203-930-1459

michelle.muniz@xpologistics.com

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues	$113,999	$44,560
Expenses
Direct expense	97,739	37,787

Gross margin	16,260	6,773
Sales general and administrative expense	27,627	10,997

Operating (loss) income	(11,367)	(4,224)

Other (income) expense	(109)	(21)
Interest expense	3,064	12

Loss before income tax provision	(14,322)	(4,215)
Income tax benefit	222	(1,521)

Net loss	(14,544)	(2,694)
Cumulative preferred dividends	(743)	(750)

Net loss available to common shareholders	$(15,287)	$(3,444)

Basic loss per share
Net loss	$(0.85)	$(0.36)
Diluted loss per share
Net loss	$(0.85)	$(0.36)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	18,032	9,501
Diluted weighted average common shares outstanding	18,032	9,501

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2013	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$206,182	$252,293
Accounts receivable, net of allowances of $1,068 and $603, respectively	73,455	61,245
Prepaid expenses	1,657	1,555
Deferred tax asset, current	1,266	1,406
Income tax receivable	2,913	2,569
Other current assets	3,785	1,866

Total current assets	289,258	320,934

Property and equipment, net of $6,073 and $5,323 in accumulated depreciation, respectively	14,011	13,090
Goodwill	66,904	55,947
Identifiable intangible assets, net of $5,382 and $4,592 in accumulated amortization, respectively	29,373	22,473
Deferred tax asset, long-term	79	0
Other long-term assets	829	764

Total long-term assets	111,196	92,274

Total assets	$400,454	$413,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,227	$22,108
Accrued salaries and wages	2,687	3,516
Accrued expenses, other	20,410	21,123
Current maturities of notes payable and capital leases	791	491
Other current liabilities	1,477	1,789

Total current liabilities	45,592	49,027

Convertible senior notes	109,718	108,280
Notes payable and capital leases, net of current maturities	1,121	676
Deferred tax liability, long term	6,855	6,781
Other long-term liabilities	3,770	3,385

Total long-term liabilities	121,464	119,122

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 74,275 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 150,000,000 shares authorized; 18,197,929 and 18,002,985 shares issued, respectively; and 18,152,929 and 17,957,985 shares outstanding, respectively	18	18
Additional paid-in capital	266,267	262,641
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(75,574)	(60,287)

Total stockholders’ equity	233,398	245,059

Total liabilities and stockholders’ equity	$400,454	$413,208

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Operating activities
Net loss	$(14,544)	$(2,694)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	231	53
Depreciation & amortization expense	1,554	317
Stock compensation expense	1,097	1,033
Accretion of debt	1,438	0
Other	(200)	0
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(9,770)	(1,979)
Deferred tax expense	135	13
Income tax receivable	(814)	(1,737)
Other current assets	6	(1,780)
Prepaid expenses	(68)	0
Other long-term assets and advances	(2)	(102)
Accounts payable	(5,199)	1,818
Accrued expenses	(2,280)	2,282
Other liabilities	403	0

Cash provided used by operating activities	(28,013)	(2,776)

Investing activities
Acquisition of businesses, net of cash acquired	(16,560)	0
Proceeds from sale of business interests	125	0
Payment of acquisition earn-out	0	(450)
Payment for purchases of property and equipment	(1,081)	(836)

Cash Flows used by investing activities	(17,516)	(1,286)

Financing Activities
Credit line, net activity	478	0
Payments of notes payable and capital leases	(284)	(2,084)
Excess tax benefit from stock options	0	167
Proceeds from stock offering, net	0	136,985
Proceeds from exercise of options, net	10	233
Payment of tax withholdings for shares	(31)	0
Dividends paid to preferred stockholders	(743)	(750)

Cash flows (used) provided by financing activities	(570)	134,551

Effect of exchange rate changes on cash	(11)	0
Net (decrease) increase in cash	(46,110)	130,489
Cash, beginning of period	252,292	74,007

Cash, end of period	$206,182	$204,496

Supplemental disclosure of noncash activities:
Cash paid during the period for interest	3,328	12
Cash paid during the period for income taxes	732	84

Freight Brokerage

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012	$ Variance	Change %
Revenue	$78,230	$7,928	$70,302	886.8%
Direct expense
Transportation services	67,957	6,905	61,052	884.2%
Other direct expense	207	(6)	213	-3550.0%

Total direct expense	68,164	6,899	61,265	888.0%

Gross margin	10,066	1,029	9,037	878.2%

SG&A expense
Salaries & benefits	10,163	859	9,304	1083.1%
Purchased services	814	62	752	1212.9%
Other SG&A expense	1,895	174	1,721	989.1%
Depreciation & amortization	1,014	20	994	4970.0%

Total SG&A expense	13,886	1,115	12,771	1145.4%

Operating loss	$(3,820)	$(86)	$(3,734)	4341.9%

Freight Brokerage

Key Employee Data

	March 31, 2013	March 31, 2012
Freight Brokerage personnel	668	40

Note: Totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012	$ Variance	Change %
Revenue	$23,875	$22,420	$1,455	6.5%
Direct expense
Transportation services	19,152	17,362	1,790	10.3%
Other direct expense	915	899	16	1.8%

Total direct expense	20,067	18,261	1,806	9.9%

Gross margin	3,808	4,159	(351)	-8.4%

SG&A expense
Salaries & benefits	1,945	1,660	285	17.2%
Purchased services	289	197	92	46.7%
Other SG&A expense	604	429	175	40.8%
Depreciation & amortization	217	85	132	155.3%

Total SG&A expense	3,055	2,371	684	28.8%

Operating income	$753	$1,788	$(1,035)	-57.9%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $268 and $137 for the three-months ended March 31, 2013 and 2012, respectively.

Freight Forwarding

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012	$ Variance	Change %
Revenue	$16,233	$15,457	$776	5.0%
Direct expense
Transportation services	12,110	11,513	597	5.2%
Station commissions	1,708	2,316	(608)	-26.3%
Other direct expense	29	43	(14)	-32.6%

Total direct expense	13,847	13,872	(25)	-0.2%

Gross margin	2,386	1,585	801	50.5%

SG&A expense
Salaries & benefits	1,433	787	646	82.1%
Purchased services	90	41	49	119.5%
Other SG&A expense	403	372	31	8.3%
Depreciation & amortization	88	144	(56)	-38.9%

Total SG&A expense	2,014	1,344	670	49.9%

Operating income	$372	$241	$131	54.4%

XPO Corporate

Summary of Selling, General & Administrative Expense

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012	$ Variance	Change %
SG&A expense
Salaries & benefits	$4,507	$3,043	$1,464	48.1%
Purchased services	2,622	2,436	186	7.6%
Other SG&A expense	1,359	671	688	102.5%
Depreciation & amortization	184	17	167	982.4%

Total SG&A expense	$8,672	$6,167	$2,505	40.6%

Note: Intercompany eliminations included revenue of $4.3 million and $1.2 million for the three- months ended March 31, 2013 and 2012, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Income

(In thousands)

	Three Months Ended March 31,
	2013	2012	Change %
Net loss available to common shareholders	$(15,287)	$(3,444)	343.9%
Preferred dividends	(743)	(750)	-0.9%

Net loss	(14,544)	(2,694)	439.87%

Interest expense	3,064	12	25433.3%
Income tax provision	222	(1,521)	-114.6%
Depreciation and amortization	1,502	317	373.8%

EBITDA	$(9,756)	$(3,886)	151.1%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended
	March 31, 2013	March 31, 2012
Basic common stock outstanding	18,031,926	9,501,336

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,610,714	10,714,286
Shares underlying the conversion of the convertible senior notes	8,749,239	0
Shares underlying warrants to purchase common stock	6,342,298	5,411,309
Shares underlying stock options to purchase common stock	550,611	293,578
Shares underlying restricted stock units	414,088	97,894

	26,666,950	16,517,067

Diluted weighted shares outstanding	44,698,876	26,018,403

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $17.15 per share and $14.14 per share for the three months ended March 31, 2013 and 2012, respectively.